EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 16, 2010, relating to the consolidated financial statements of Steele Resources Corporation as of and for the period ended June 9, 2010, and to the reference to our Firm under the caption “Experts” in the Prospectus. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
February 7, 2011